Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 19, 2008 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in H.J. Heinz Company’s Annual Report on Form 10-K for the year ended April 30, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
July 9, 2008